Exhibit 23

Consent of Independent Auditors

We consent to the incorporation by reference in Registration Statement on Form S-8 dated December 1, 1998, in Registration Statement on Form S-8 dated June 8, 1999, in Registration Statement on Form S-3 dated June 29, 2001, in Registration Statement on Form S-8 dated May 24, 2002, in Registration Statement on Form S-8 dated June 25, 2003, in Registration Statement on Form S-8 dated November 26, 2003 of Knight-Ridder, Inc. and in the related Prospectuses, of our report dated February 20, 2004, with respect to the consolidated financial statements and schedule of Knight-Ridder, Inc. included in this Annual Report (Form 10-K) for the year ended December 28, 2003.

/s/ Ernst & Young LLP

San Jose, California March 8, 2004